As Filed with the Securities and Exchange Commission on January 16, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

iSTAR FINANCIAL INC.

(Exact name of registrant as specified in its charter)

Maryland	95-6881527
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1114 Avenue of the Americas, 27th Floor, New York, New York 10036

(Address of Principal Executive Offices)                                 (Zip Code)

iStar Financial Inc 2006 Long Term Incentive Plan

(Full Titles of the Plans)

Jay Sugarman

1114 Avenue of the Americas, 27th Floor

New York, New York 10036

(212) 930-9400

(Name and Address of Agent For Service)

(212) 930 9400

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Kathleen L. Werner, Esq.

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

(212) 878-8000

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum	Amount of
Title of Each Class of	To Be	Offering Price	Aggregate	Registration
Securities To Be Registered	Registered(1)	Per Share	Offering Price	Fee(2)
Common Stock, $0.01 par value per share	4,550,000	$48.86	$222,313,000	$23,787.50

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers additional shares that may become issuable under the plans by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)	Computed in accordance with Rule 457(h) under the Securities Act by averaging the high and low sales prices of iStar Financial Inc.’s common stock as reported by the NYSE on January 11, 2007.

EXPLANATORY NOTE

We are filing this registration statement in order to register 4,550,000 shares of our common stock for issuance pursuant to the iStar Financial Inc. 2006 Long-Term Incentive Plan (the “Plan”).  This Plan was described in our definitive Proxy Statement for our 2006 Annual Meeting of Stockholders and was approved at this meeting on May 31, 2006.  In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “SEC”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement.  This Registration Statement has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents By Reference.

The following documents filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934 are incorporated by reference:

(a)           The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 27, 2004.

(b)           The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

(c)           The Company’s Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006.

(d)           The Company’s Current Reports on Form 8-K filed on January 16, 2006, January 10, 2006, February 16, 2006, February 24, 2006, March 3, 2006, March 24, 2006, April 10, 2006, May 19, 2006, July 5, 2006, September 13, 2006, September 13, 2006, September 14, 2006, September 20, 2006, November 9,2006 and December 7, 2006.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of the Company’s common stock offered have been sold or which deregisters all such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

As permitted by the General Corporation Law of the State of Maryland (“MGCL”), our Amended and Restated Charter (“Charter”) provides that an officer, director, employee or agent of our company is entitled to be indemnified for the expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him by reason of any action, suit or proceeding brought against him by virtue of his acting as such officer, director, employee or agent, provided he acted in good faith or in a manner he reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that in any action or suit by or in the right of our company that person shall be indemnified only for the expenses actually and reasonably incurred by him and, if that person shall have been adjudged to be liable for negligence or misconduct, he shall not be indemnified unless and only to the extent that a court of appropriate jurisdiction shall determine that such indemnification is fair and reasonable.

In addition, the Company and each of our directors and executive officers have entered into indemnification agreements. The indemnification agreements provide that we will indemnify the directors and the executive officers to the fullest extent permitted by our Charter and Maryland law against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened or pending legal action, proceeding or investigation to which any of them is, or is threatened to be, made a party by reason of their status as our director, officer or agent, or by reason of their serving as a director, officer or agent of another company at our request. We will not indemnify the directors and executive officers if it is established that: (1) the act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit; or (3) in the case of a criminal proceeding, the director or officer had reasonable cause to believe the act or omission was unlawful. In addition, we will not indemnify the directors and executive officers for a proceeding brought by a director or officer against us, except to enforce indemnification. If an amendment to the Charter or Maryland law with respect to removal of limitations on indemnification is approved, the indemnification agreements will be amended accordingly. We are not required to indemnify any director or executive officer for liabilities: (1) for which he or she has already been unconditionally reimbursed from other sources; or (2) resulting from an accounting of profits under Section 16(b) of the Securities Exchange Act of 1934. In addition, we have obtained directors and officers liability insurance, which covers our directors and executive officers.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The following is a list of exhibits to this registration statement:

INDEX TO EXHIBITS

4.1	Form of stock certificate for the Company’s Common Stock. (1)

4.2	Form of Global Note evidencing Senior Floating Rate Notes due 2009 issued on September 22, 2006. (2)

4.3	Form of Global Note evidencing 5.95% Senior Notes due 2013 issued on September 22, 2006. (2)

4.4	Indenture dated September 22, 2006, governing the 5.95% Notes due 2013. (2)

4.5	Indenture dated September 18, 2006, governing the Senior Floating Rate Notes due 2009. (2)

4.6	iStar Financial Inc. 2006 Long Term Incentive Compensation Plan. (3)

4.7	Form of Global Note evidencing 5.80% Senior Notes due 2011 issued on December 14, 2005. (4)

4.8	Form of Global Note evidencing Senior Floating Rate Notes due 2009 issued on December 14, 2005. (4)

4.9	Form of Global Note evidencing 5.375% Senior Notes due 2010 issued on April 21, 2005. (5)

4.10	Form of Global Note evidencing 6.05% Senior Notes due 2015 issued on April 21, 2005. (5)

4.11	Form of Global Note evidencing 5.15% Senior Notes due 2012 issued on March 1, 2005. (6)

4.12	Form of Global Note evidencing floating rate notes due 2008 issued on March 1, 2005. (6)

4.13

Form of Global Note evidencing 5.70% Notes due 2014 issued on March 9, 2004 and March 1, 2005 in connection with the Company’s exchange offer for TriNet Corporate Realty Trust, Inc.’s 7.70% Notes due 2017. (7)

4.14	Form of Global Note evidencing floating rate notes due 2007 issued on March 12, 2004 and May 10, 2004. (7)

4.15	Form of Global Note evidencing 5.125% Notes due 2011 issued on March 30, 2004. (7)

4.16	Form of Global Note evidencing 4.875% Senior Notes due 2009 issued on January 23, 2004. (7)

4.17	Form of Global Note evidencing 6.00% Senior Notes due 2010 issued on December 12, 2003. (8)

4.18	Form of Global Note evidencing 6.50% Senior Notes due 2013 issued on December 12, 2003. (8)

4.19	Form of Global Note evidencing 7.00% Senior Notes due 2008 issued in March and April of 2003. (9)(10)

4.20	Form of Global Note evidencing 8.75% Senior Notes due 2008 issued on August 16, 2001. (11)

4.21	Form of Supplemental Indenture, dated as of August 16, 2001. (12)

4.22	Second Supplemental Indenture, dated as of March 14, 2003. (9)

4.23	Third Supplemental Indenture, dated as of December 12, 2003. (13)

4.24	Fourth Supplemental Indenture, dated as of December 12, 2003. (13)

4.25	Fifth Supplemental Indenture, dated as of March 1, 2005, as amended. (13)

4.26	Sixth Supplemental Indenture, dated as of March 1, 2005, as amended. (13)

4.27	Seventh Supplemental Indenture, dated as of April 21, 2005, as amended. (13)

4.28	Eighth Supplemental Indenture, dated as of April 21, 2005, as amended. (13)

4.29	Ninth Supplemental Indenture, dated as of December 14, 2005, as amended. (13)

4.30	Tenth Supplemental Indenture, dated as of December 14, 2005, as amended. (13)

4.31	Indenture dated January 23, 2004, governing 4.875% Senior Notes Due 2009. (14)

4.32	Indenture dated March 9, 2004, governing 5.70% Senior Notes Due 2014. (15)

4.33	Indenture dated March 12, 2004 governing Senior Floating Rate Notes due 2007. (16)

4.34	Indenture dated March 30, 2004, governing 5.125% Senior Notes Due 2011. (17)

4.35	Form of 7 7/8% Series E Cumulative Redeemable Preferred Stock Certificate. (10)

4.36	Form of 7.8% Series F Cumulative Redeemable Preferred Stock Certificate. (18)

4.37	Form of 7.65% Series G Cumulative Redeemable Preferred Stock Certificate. (19)

4.38	Form of 7.50% Series I Cumulative Redeemable Preferred Stock Certificate. (20)

5.1	Opinion of Clifford Chance US LLP as to the legality of the securities being registered

23.1	Consent of Clifford Chance US LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included on signature page)

Explanatory Notes:

(1)    Incorporated by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 1999 filed on March 30, 2000 (File No. 001-15371).

(2)    Incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 filed on November 8, 2006.

(3)    Incorporated by reference from the Company’s Definitive Proxy Statement filed on May 1, 2006.

(4)    Incorporated by reference from the Company’s Form 8-K filed on December 20, 2005.

(5)    Incorporated by reference from the Company’s Form 8-K filed on April 20, 2005.

(6)    Incorporated by reference from the Company’s Form 8-K filed on March 1, 2005.

(7)    Incorporated by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed on March 16, 2005.

(8)    Incorporated by reference from the Company’s Form 8-K filed on December 12, 2003

(9)    Incorporated by reference from the Company’s Form 8-K filed on March 17, 2003

(10)  Incorporated by reference from the Company’s Current Report on Form 8-A filed on July 8, 2003

(11)  Incorporated by reference from the Company’s Form 8-K filed on August 15, 2003

(12)  Incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 filed on May 15, 2001.

(13)  Incorporated by reference from the Company’s Annual Report on Form 10-Q for the year ended December 31, 2005 filed on March 16, 2006 (File No. 001-15371).

(14)  Incorporated by reference from the Company’s Form S-4 filed on April 6, 2004.

(15)  Incorporated by reference from the Company’s Form S-4 filed on May 21, 2004.

(16)  Incorporated by reference from the Company’s Form S-4 filed on May 25, 2004.

(17)  Incorporated by reference from the Company’s Form S-4 filed on June 9,2004.

(18)  Incorporated by reference from the Company’s Current Report on Form 8-A filed on September 25, 2003

(19)  Incorporated by reference from the Company’s Current Report on Form 8-A filed on December 10, 2003

(20)  Incorporated by reference from the Company’s Current Report on Form 8-A filed on February 27, 2004.

Item 9.   Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.      To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

        Paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, iStar Financial Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York City, State of New York, on this 16th day of January, 2007.

iSTAR FINANCIAL INC.

By:	/s/ Jay Sugarman
Jay Sugarman
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW THAT ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jay Sugarman and Catherine D. Rice (each with full power to act alone), his or her true and lawful attorney-in-fact and agent with full power of substitution, in the name and on behalf of the undersigned, to do any and all acts and things and to execute any and all instruments which said attorney and agent, may deem necessary or advisable to enable iStar Financial Inc. (the “Registrant”) to comply with the Securities Act of 1933, and with the Securities Exchange Act of 1934, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof in connection with this Registration Statement and any and all amendments thereto or reports that the Registrant is required to file pursuant to the requirements of federal or state shares laws or any rules and regulations thereunder. The authority granted under this Power of Attorney shall include, but not be limited to, the power and authority to sign the name of the undersigned in the capacity or capacities set forth below to a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission, to any and all amendments (including post-effective amendments) to that Registration Statement in respect of the same, and to any and all instruments filed as a part of or in connection with that Registration Statement; and each of the undersigned hereby ratifies and confirms all that the attorney-in-fact and agent, shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jay Sugarman	Chairman of the Board and Chief Executive Officer (principal executive officer)	January 16, 2007
Jay Sugarman
/s/ Catherine D. Rice	Chief Financial Officer (principal financial officer)	January 16, 2007
Catherine D. Rice
/s/ Nicholas A. Radesca	Chief Accounting Officer (principal accounting officer)	January 16, 2007
Nicholas A. Radesca

/s/ Willis Andersen, Jr.	Director	January 16, 2007
Willis Andersen, Jr.

/s/ Glenn R. August	Director	January 16, 2007
Glenn R. August

/s/ Robert W. Holman, Jr.	Director	January 16, 2007
Robert W. Holman, Jr.

/s/ Robin Josephs	Director	January 16, 2007
Robin Josephs

/s/ John G. McDonald	Director	January 16, 2007
John G. McDonald

/s/ George R. Puskar	Director	January 16, 2007
George R. Puskar

/s/ Jeffrey A. Weber	Director	January 16, 2007
Jeffrey A. Weber